STRYKER REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

Fourth Quarter Highlights

•	Net sales growth of 11.0% to $2.2 billion

•	Adjusted diluted net earnings per share(1) growth of 9.7% to $1.02

•	Cash from operations growth of 21% to $627 million

Kalamazoo, Michigan – January 24, 2012 – Stryker Corporation (NYSE:SYK) reported operating results for the fourth quarter and full year 2011:

Quarter Highlights

•	Net sales increased 11.0% to $2.2 billion

•	Reconstructive increased 1.3%

•	MedSurg increased 11.2%

•	Neurotechnology and Spine increased 47.3%

•	Adjusted net earnings(2) increased 5.1% to $390 million

•	Adjusted diluted net earnings per share(1) increased 9.7% to $1.02

•	Reported net earnings increased 35.9% to $401 million

•	Reported diluted net earnings per share increased 41.9% to $1.05

Full Year Highlights

•	Net sales increased 13.5% to $8.3 billion

•	Reconstructive increased 4.5%

•	MedSurg increased 12.7%

•	Neurotechnology and Spine increased 48.5%

•	Adjusted net earnings(2) increased 9.0% to $1,448 million

•	Adjusted diluted net earnings per share(1) increased 11.7% to $3.72

•	Reported net earnings increased 5.7% to $1,345 million

•	Reported diluted net earnings per share increased 8.2% to $3.45

“Despite the challenging economic environment, our results for 2011 underscore the inherent strength afforded by our balanced diversification. We have built on the breadth of our sales footprint with the addition of several targeted acquisitions which further expand our product offering in the medical technology market,” said Stephen P. MacMillan, Chairman, President and Chief Executive Officer.

Sales Analysis

Consolidated net sales of $2.2 billion and $8.3 billion increased 11.0% and 13.5% in the quarter and full year over the prior year, respectively. Net sales in the quarter grew by 5.7% due to increased unit volume and changes in product mix, 6.7% as a result of acquisitions, and 0.3% due to the favorable impact of foreign currency exchange rates on net sales, which were partially offset by an unfavorable impact of 1.7% due to changes in price.

Reconstructive net sales of $981 million increased 1.3% in the quarter over the prior year, as reported, and 0.7% in constant currency, as higher shipments of trauma and extremities and hip implant systems, and sales growth through acquisitions, were offset by lower shipments of knee and other implant systems. Excluding the impact of acquisitions, Reconstructive net sales decreased 0.8% in constant currency over the prior year.

MedSurg net sales of $857 million increased 11.2% in the quarter over the prior year, as reported, and 11.1% in constant currency, driven by higher shipments of patient handling and emergency medical equipment, surgical equipment and surgical navigation systems, endoscopic and communications systems, and sales growth through acquisitions. Excluding the impact of acquisitions, MedSurg net sales increased 10.8% in constant currency over the prior year.

Neurotechnology and Spine net sales of $377 million increased 47.3% in the quarter over the prior year, as reported, and 46.8% in constant currency, primarily due to sales growth through acquisitions and higher shipments of neurotechnology products. Excluding the impact of acquisitions, Neurotechnology and Spine net sales increased 1.7% in constant currency over the prior year.

Earnings Analysis

Reported net earnings in the quarter includes the net benefit of the Ireland cost sharing settlement with the Internal Revenue Service and an associated adjustment to its uncertain tax positions of $99 million (net of taxes), restructuring and related charges of $60 million (net of taxes), and acquisition and integration related charges of $28 million (net of taxes) related to the Neurovascular, Orthovita, Memometal and Concentric acquisitions, including transaction costs, integration related costs and additional cost of sales for inventory sold in the quarter that was “stepped up” to fair value. The acquisition and integration related charges include $16 million of inventory "stepped up" to fair value that reduced reported gross profit margin from 67.3% to 66.6% in the quarter and from 67.9% to 66.2% in the full year. The acquisition and integration related charges including inventory step-up, transaction costs, integration-related charges and restructuring and related charges reduced reported operating income margin from 24.1% to 18.9% in the quarter and from 23.7% to 20.3% in the full year.

Excluding the impacts of the above items, adjusted net earnings(2) of $390 million and $1,448 million increased 5.1% and 9.0% in the quarter and full year over the prior year, respectively. Adjusted diluted net earnings per share(1) of $1.02 and $3.72 increased 9.7% and 11.7% in the quarter and full year over the prior year, respectively.

Net earnings of $401 million and $1,345 million increased 35.9% and 5.7% in the quarter and full year over the prior year, respectively. Diluted net earnings per share of $1.05 and $3.45 increased 41.9% and 8.2% in the quarter and full year over the prior year, respectively. Net earnings include the impact of the Stryker Biotech settlement with the Department of Justice that the Company announced on January 18, 2012.

During the quarter, Stryker repurchased 1.8 million shares at a cost of $83 million bringing total 2011 share repurchases to 11.8 million shares at a cost of $622 million.

2012 Outlook

The financial forecast for 2012 includes a constant currency sales increase of 3.5% to 6.5%. If foreign currency exchange rates hold near current levels, the Company anticipates net sales will be impacted positively or negatively by approximately 0.5% in the first quarter of 2012 and negatively impacted by approximately 0.5% to 1.5% for the full year of 2012. Excluding the expected impact of foreign currency and acquisitions, projected sales growth is 2% to 5%.

The Company projects 2012 adjusted diluted net earnings per share(1) to grow at double-digit levels over 2011. In 2012, the Company anticipates previously announced restructuring and related charges and acquisition and integration-related charges to reduce reported diluted net earnings per share by approximately $0.22.

“Looking ahead to 2012, we see significant opportunities to leverage the considerable investments we've made in recent years to improve our quality, differentiate our sales footprint and capitalize on areas of innovation that will drive improved outcomes for patients and caregivers. We remain steadfast in our commitment to maximizing shareholder returns through solid top line growth, leveraged earnings gains and optimized capital allocation which includes M&A, share repurchases and dividends,” commented Stephen P. MacMillan, Chairman, President and Chief Executive Officer.

1) A reconciliation of reported diluted net earnings per share to adjusted diluted net earnings per share, a non-GAAP financial measure, and other important information, appears below.
2) A reconciliation of reported diluted net earnings to adjusted diluted net earnings, a non-GAAP financial measure, and other important information, appears below.

Conference Call on January 24, 2012

As previously announced Stryker will host a conference call on Tuesday, January 24, 2012 at 4:30 p.m., Eastern Time, to discuss the Company's operating results for the quarter and year ended December 31, 2011 and provide an operational update.

To participate in the conference call dial 800-561-2693 (domestic) or 617-614-3523 (international) and enter the participant passcode 84284339. A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.

A recording of the call will also be available from 7:30 p.m., Eastern Time, on Tuesday, January 24, 2012, until 11:59 p.m., Eastern Time, on Tuesday, January 31, 2012. To hear this recording you may dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter the passcode 45833616.

Forward-Looking Statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for the Company's products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for the Company's products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; resolution of tax audits; changes in financial markets; changes in the competitive environment; the Company’s ability to integrate acquisitions; and the Company’s ability to realize anticipated cost savings as a result of workforce reductions and other restructuring activities. Additional information concerning these and other factors are contained in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker is one of the world’s leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. The Company offers a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

STRYKER CORPORATION (Unaudited - Millions of Dollars, Except Per Share Amounts) CONDENSED STATEMENTS OF EARNINGS

	Fourth Quarter			Year Ended December 31
	2011	2010	% Change	2011	2010	%Change
Net sales	$2,215	$1,995	11.0	$8,307	$7,320	13.5
Cost of sales	740	624	18.6	2,811	2,286	23.0
GROSS PROFIT	1,475	1,371	7.6	5,496	5,034	9.2
% of sales	66.6%	68.7%		66.2%	68.8%
Research, development & engineering expenses	115	111	3.6	462	394	17.3
Selling general & administrative expenses	834	734	13.6	3,150	2,707	16.4
Intangibles amortization	32	16	100.0	122	58	110.3
Impairment of property, plant and equipment	—	124	(100.0)	—	124	(100.0)
Restructuring charges	76	—	—	76	—	—
	1,057	985	7.3	3,810	3,283	16.1
OPERATING INCOME	418	386	8.3	1,686	1,751	(3.7)
% of sales	18.9%	19.4%		20.3%	23.9%
Other income (expense)	15	(7)	—	—	(22)	(100.0)
EARNINGS BEFORE INCOME TAXES	433	379	14.2	1,686	1,729	(2.5)
Income Taxes	32	84	(61.9)	341	456	(25.2)
NET EARNINGS	$401	$295	35.9	$1,345	$1,273	5.7
Net earnings per share
Basic	$1.05	$0.75	40.0	$3.48	$3.21	8.4
Diluted	$1.05	$0.74	41.9	$3.45	$3.19	8.2
Average shares outstanding
Basic	381.7	394.6		386.5	396.4
Diluted	383.3	397.6		389.5	399.5
CONDENSED BALANCE SHEETS

	December	December
	2011	2010
ASSETS
Cash and cash equivalents	$905	$1,758
Marketable securities	2,513	2,622
Accounts receivable (net)	1,417	1,252
Inventories	1,283	1,057
Other current assets	1,113	943
TOTAL CURRENT ASSETS	7,231	7,632
Property, plant and equipment (net)	888	798
Goodwill and other intangibles (net)	3,494	1,775
Other assets	792	690
TOTAL ASSETS	$12,405	$10,895
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	1,841	1,605
Other liabilities	1,130	1,120
Long-term debt	1,751	996
Shareholders' equity	7,683	7,174
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$12,405	$10,895
CONDENSED STATEMENT OF CASH FLOWS

	Fourth Quarter		Year Ended December 31
	2011	2010	2011	2010
OPERATING ACTIVITIES
Net earnings	$401	$295	$1,345	$1,273
Depreciation	41	45	160	165
Amortization	81	66	321	245
Restructuring charges	76	—	76	—
Impairment of property, plant and equipment	—	124	—	124
Changes in operating assets and liabilities and other, net	28	(13)	(468)	(260)
NET CASH PROVIDED BY OPERATING ACTIVITIES	627	517	1,434	1,547
INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(144)	(203)	(2,066)	(265)
Proceeds from sales of property, plant and equipment	—	7	67	61
Proceeds from sales of (purchases of) marketable securities, net	(172)	954	90	(409)
Purchases of property, plant and equipment	(64)	(55)	(226)	(182)
NET CASH USED IN INVESTING ACTIVITIES	(380)	703	(2,135)	(795)
FINANCING ACTIVITIES
Borrowings (repayments) of debt, net	(10)	7	736	1,005
Dividends paid	(69)	(59)	(279)	(238)
Repurchase and retirement of common stock	(83)	(315)	(622)	(426)
Other	23	18	4	69
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(139)	(349)	(161)	410
Effect of exchange rate changes on cash and cash equivalents	(13)	(39)	9	(63)
CHANGE IN CASH AND CASH EQUIVALENTS	$95	$832	$(853)	$1,099

STRYKER CORPORATION For the Three Months and Year Ended December 31, 2011 (Unaudited - Millions of Dollars) CONDENSED SALES ANALYSIS

	Fourth Quarter				Year Ended December 31
			% Change				% Change
	2011	2010	As Reported	Constant Currency	2011	2010	As Reported	Constant Currency
Geographic sales
U.S.	$1,407	$1,286	9.4	9.4	$5,269	$4,793	9.9	9.9
International	808	709	14.0	12.8	3,038	2,527	20.2	13.4
NET SALES	$2,215	$1,995	11.0	10.7	$8,307	$7,320	13.5	11.1
Worldwide sales
Reconstructive	$981	$968	1.3	0.7	$3,710	$3,549	4.5	1.5
MedSurg	857	771	11.2	11.1	3,160	2,803	12.7	11.2
Neurotechnology and Spine	377	256	47.3	46.8	1,437	968	48.5	46.4
NET SALES	$2,215	$1,995	11.0	10.7	$8,307	$7,320	13.5	11.1

SUPPLEMENTAL SALES GROWTH ANALYSIS

	Fourth Quarter
			% Change
					U.S.	International
	2011	2010	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Reconstructive
Hips	$314	$311	1.0	0.4	(0.7)	3.0	1.5
Knees	341	348	(2.0)	(2.4)	(3.5)	0.4	(0.4)
Trauma and Extremities	253	232	9.1	8.2	9.8	8.5	7.0
TOTAL RECONSTRUCTIVE	981	968	1.3	0.7	(0.2)	3.3	2.0
MedSurg
Surgical equipment and surgical navigation systems	319	294	8.5	8.2	10.5	4.3	3.6
Endoscopic and communications systems	292	270	8.1	7.9	7.8	8.8	8.2
Patient handling and emergency medical equipment	200	171	17.0	17.4	15.7	23.8	25.7
TOTAL MEDSURG	857	771	11.2	11.1	11.9	9.1	8.8
Neurotechnology and Spine
Spine	178	168	6.0	5.5	2.2	15.2	13.5
Neurotechnology	199	88	126.1	125.7	85.8	224.7	222.9
TOTAL NEUROTECHNOLOGY AND SPINE	377	256	47.3	46.8	31.0	86.6	84.8

	Year Ended December 31
			% Change
					U.S.	International
	2011	2010	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Reconstructive
Hips	$1,228	$1,154	6.4	2.9	2.1	11.2	3.8
Knees	1,316	1,306	0.8	(1.5)	(2.3)	6.8	0.1
Trauma and Extremities	931	845	10.2	6.5	10.2	10.2	3.4
TOTAL RECONSTRUCTIVE	3,710	3,549	4.5	1.5	0.9	9.3	2.3
MedSurg
Surgical equipment and surgical navigation systems	1,187	1,085	9.4	7.4	9.4	9.5	2.9
Endoscopic and communications systems	1,080	985	9.6	7.9	7.5	15.4	9.1
Patient handling and emergency medical equipment	722	583	23.8	22.8	25.5	16.7	11.5
TOTAL MEDSURG	3,160	2,803	12.7	11.2	12.6	13.2	6.9
Neurotechnology and Spine
Spine	687	648	6.0	4.0	2.5	14.4	7.6
Neurotechnology	750	320	134.4	132.3	78.6	283.6	275.7
TOTAL NEUROTECHNOLOGY AND SPINE	1,437	968	48.5	46.4	28.1	99.6	92.4

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, including percentage sales growth in constant currency, adjusted net earnings and adjusted diluted net earnings per share. The Company believes that these non-GAAP measures provide meaningful information to assist readers in understanding its financial results and assessing its prospects for future performance. Management believes percentage sales growth in constant currency, adjusted net earnings and adjusted diluted net earnings per share are important indicators of the Company's operations because they exclude items that may not be indicative of or are unrelated to core operating results, and provide a baseline for analyzing trends in its underlying businesses. To measure percentage sales growth in constant currency, the Company removes the impact of changes in foreign currency exchange rates which affect the comparability and trend of sales. Percentage sales growth in constant currency is calculated by translating current year results at prior year average foreign currency exchange rates. To measure earnings performance on a consistent and comparable basis, the Company excludes certain items which affect the comparability of operating results and the trend of earnings. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, net earnings and diluted net earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the below reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the business. The Company strongly encourages readers to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following reconciles the non-GAAP financial measure adjusted net earnings and adjusted diluted net earnings per share, with the most directly comparable GAAP financial measure, reported net earnings and diluted net earnings per share:
STRYKER CORPORATION For the Three Months and Year Ended December 31, 2011 (Unaudited - Millions of Dollars, Except Per Share Amounts) RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS

		Fourth Quarter			Year Ended December 31
	Notes	2011	2010	% Change	2011	2010	% Change
NET EARNINGS		$401	$295	35.9	$1,345	$1,273	5.7
Acquisition and integration related charges, net of tax	(a)
Inventory "step up" to fair value		12	—	—	97	—	—
Acquisitions and integration related		16	—	—	45	—	—
Restructuring charges	(b)	60	—	—	60	—	—
Uncertain income tax position adjustments	(c)	(99)	—	—	(99)	—	—
Gain on sale of property, plant and equipment	(d)	—	—	—	—	(13)	(100.0)
Income taxes on repatriation of foreign earnings	(e)	—	—	—	—	(7)	(100.0)
Impairment of property, plant and equipment	(f)	—	76	(100.0)	—	76	(100.0)
ADJUSTED NET EARNINGS		$390	$371	5.1	$1,448	$1,329	9.0
RECONCILIATION OF DILUTED NET EARNINGS PER SHARE TO ADJUSTED DILUTED NET EARNINGS PER SHARE

		Fourth Quarter			Year Ended December 31
	Notes	2011	2010	% Change	2011	2010	% Change	2012 Projection
DILUTED NET EARNINGS PER SHARE		$1.05	$0.74	41.9	$3.45	$3.19	8.2	$3.87
Acquisition and integration related charges, net of tax	(a)
Inventory "step up" to fair value		0.03	—	—	0.25	—	—	0.01
Acquisition and integration related		0.04	—	—	0.12	—	—	0.03
Restructuring charges	(b)	0.16	—	—	0.16	—	—	0.18
Uncertain income tax position adjustments	(c)	(0.26)	—	—	(0.26)	—	—	—
Gain on sale of property, plant and equipment	(d)	—	—	—	—	(0.03)	(100.0)	—
Income taxes on repatriation of foreign earnings	(e)	—	—	—	—	(0.02)	(100.0)	—
Impairment of property, plant and equipment	(f)	—	0.19	(100.0)	—	0.19	(100.0)
ADJUSTED DILUTED NET EARNINGS PER SHARE	(g)	$1.02	$0.93	9.7	$3.72	$3.33	11.7	$4.09

(a)
In 2011 the Company completed the acquisition of the Neurovascular division of Boston Scientific Corporation, Orthovita, Inc., Memometal Technologies S.A., and Concentric Medical, Inc., and has incurred certain acquisition and integration related charges.

(b)
In 2011 the Company announced focused workforce reductions and other restructuring activities expected to be completed by December 31, 2012, and has incurred and will continue to incur certain restructuring and related charges.

(c)
In 2011 the Company recorded a benefit as it reached a settlement with the United States Internal Revenue Service regarding a proposed adjustment and recorded charges for other uncertain income tax positions.

(d)	In 2010 the Company sold its Orthopaedic Implants manufacturing facility based in Caen, France.
(e)	In 2010 the Company recorded income tax expense adjustments associated with the repatriation of foreign earnings in 2009.
(f)
In 2010 the Company announced a definitive agreement to sell its OP-1 product family and its manufacturing facility based in Lebanon, NH. As a result of the announcement, the Company incurred a one-time non-cash charge to reduce the carrying amount of the associated assets to their fair value.

(g)
The 2012 projected adjusted diluted net earnings per share of $4.09 represents a 10% increase over 2011 adjusted diluted net earnings per share and represents the minimum adjusted diluted net earnings per share necessary for a double-digit increase.